ASSET PURCHASE AGREEMENT

                                     between

                       GENTLE DENTAL SERVICE CORPORATION,

                         GENTLE DENTAL MANAGEMENT, INC.

                                       and

                       DENTAL MAINTENANCE OF OREGON, P.C.



                             Dated October 30, 1998



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I     Purchase and Sale of Assets.................................... 1

              1.01   Purchase and Sale.......................................  1
              1.02   Excluded Assets.........................................  3
              1.03   Assumption of Liabilities...............................  3
              1.04   Purchase Price..........................................  4
              1.05   Purchase Price Adjustment...............................  5
              1.06   Employees...............................................  6
              1.07   Instruments of Conveyance and Transfer..................  6
              1.08   Further Assurances......................................  6
              1.09   Closing.................................................  6
              1.10   Allocation of Purchase Price............................  7
              1.11   Covenant Not to Compete.................................  7

ARTICLE II    Representations and Warranties of GD Sub and GDSC..............  8

              2.01   Authorization...........................................  8
              2.02   Compliance..............................................  8
              2.03   Consents................................................  8
              2.04   Accuracy of Representations and Warranties..............  9
              2.05   Reliance................................................  9

ARTICLE III   Representations and Warranties of DMO and Shareholders.........  9

              3.01   Corporate Existence; Authority..........................  9
              3.02   No Adverse Consequences.................................  9
              3.03   Brokers and Finders..................................... 10
              3.04   Litigation.............................................. 10
              3.05   Compliance with Laws.................................... 10
              3.06   Employment Matters...................................... 10
              3.07   Financial Statements.................................... 12
              3.08   Receivables............................................. 12
              3.09   Prepaid Expenses and Other.............................. 12
              3.10   Personal Property....................................... 12
              3.11   Payables................................................ 12
              3.12   Indebtedness............................................ 12
              3.13   Other Liabilities....................................... 13
              3.14   Absence of Certain Changes or Events.................... 13
              3.15   Leases.................................................. 13
              3.16   Certain Contracts and Arrangements...................... 14
              3.17   Status of Contracts and Leases.......................... 14
              3.18   Title and Condition of Tangible Assets.................. 15

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                                                                            Page

              3.19   Insurance............................................... 16
              3.20   Taxes................................................... 16
              3.21   No Restrictions......................................... 16
              3.22   Permits and Licenses.................................... 17
              3.23   Certain Payments........................................ 17
              3.24   Environmental Conditions................................ 17
              3.25   Consents and Approvals.................................. 17
              3.26   Records................................................. 18
              3.27   Reliance................................................ 18
              3.28   Accuracy of Representations and Warranties.............. 18

ARTICLE IV    Covenants of DMO and Shareholders.............................. 18

              4.01   Access to Properties, Books and Records................. 18
              4.02   Negative Covenants...................................... 18
              4.03   Affirmative Covenants................................... 19
              4.04   No Negotiations With Others............................. 20
              4.05   Consulting.............................................. 20
              4.06   Profit Sharing Plan..................................... 20
              4.07   Corporate Existence..................................... 21

ARTICLE V     Other Covenants................................................ 21

              5.01   Governmental Consents................................... 21
              5.02   Best Efforts; No Inconsistent Action.................... 21
              5.03   WARN Act Obligations.................................... 21
              5.04   Records Retention; Access............................... 21

ARTICLE VI    Conditions to Obligations of GD Sub............................ 22

              6.01   Governmental Approvals.................................. 22
              6.02   Consents................................................ 22
              6.03   Representations, Warranties and Covenants............... 22
              6.04   Adverse Proceedings..................................... 22
              6.05   No Adverse Change....................................... 22
              6.06   Employment Agreements................................... 22
              6.07   Corporate Name Change................................... 23
              6.08   CDC Agreement Closing................................... 23
              6.09   Payments to CDC......................................... 23
              6.10   Actions Satisfactory to GD Sub's Counsel................ 23

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                                                                            Page

ARTICLE VII   Conditions to Obligations of DMO............................... 23

              7.01   Representations, Warranties and Covenants............... 23
              7.02   Adverse Proceedings..................................... 23
              7.03   Employment Agreements................................... 24
              7.04   Professional Corporation................................ 24
              7.05   Actions Satisfactory to DMO's Counsel................... 24

ARTICLE VIII  Termination     ............................................... 24

              8.01   Right of Parties to Terminate........................... 24
              8.02   Effect of Termination................................... 24

ARTICLE IX    Survival; Indemnification...................................... 25

              9.01   Survival................................................ 25
              9.02   Indemnification by DMO and Shareholders................. 25
              9.03   Indemnification by GD Sub............................... 25
              9.04   Indemnification Procedure............................... 26
              9.05   Right of Offset......................................... 27
              9.06   Arbitration of Contested Offset......................... 28
              9.07   Limitations............................................. 29
              9.08   Exclusive Rights........................................ 29

ARTICLE X     Confidentiality; Press Releases................................ 30

              10.01  Confidentiality......................................... 30
              10.02  Press Releases.......................................... 31

ARTICLE XI    Other Provisions............................................... 31

              11.01  Benefit and Assignment.................................. 31
              11.02  Entire Agreement........................................ 31
              11.03  Fees and Expenses....................................... 31
              11.04  Amendment, Waiver, etc.................................. 31
              11.05  Headings................................................ 31
              11.06  Governing Law........................................... 31
              11.07  Notices................................................. 31
              11.08  Breach; Equitable Relief................................ 32
              11.09  Attorneys' Fees......................................... 32
              11.10  Guarantee............................................... 32
              11.11  Counterparts............................................ 32

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
                             INDEX OF DEFINED TERMS

Term                                                    Location of Definition
----                                                    ----------------------

Assets................................................  1.01
Assumed Liabilities...................................  1.04-3
Business..............................................  Introduction
CDC...................................................  Introduction
CDC Agreement.........................................  Introduction
CDC Subcontract.......................................  1.01-6
Closing...............................................  1.09
Closing Date..........................................  1.09
Code..................................................  3.06-2
Contracts.............................................  1.01-6
Current Balance Sheet.................................  3.07-1
Damages...............................................  9.02-1
DMO...................................................  Introduction
EBITDA................................................  1.04-4
ERISA.................................................  3.06-2
ERISA Plans...........................................  3.06-2
Earnout Payments......................................  1.04-4
Earnout Period........................................  1.04-4
Environmental Law.....................................  3.24-2(a)
Earnout EBITDA........................................  1.04-4
Financial Statements..................................  3.07-1
GD Sub................................................  Introduction
GD Sub's Indemnified Persons..........................  9.02-1
GDSC..................................................  Introduction
Hazardous Substance...................................  3.24-2(b)
Leases................................................  1.01-5
Material Adverse Change...............................  Article III Introduction
Material Adverse Effect...............................  Article III Introduction
Net Current Assets....................................  1.05-3
Permits...............................................  3.22
Policies..............................................  3.19
Professional Contracts................................  1.01-6
Professional Corporation..............................  1.01
Profit Sharing Plan...................................  4.06
Promissory Note.......................................  1.04-2
Purchase Price........................................  1.04
Purchase Price Adjustment.............................  1.05-1
Real Property.........................................  3.15
Related Documents.....................................  9.01
Returns...............................................  3.20-1
Shareholders..........................................  Introduction
Tangible Personal Property............................  3.10
Taxes.................................................  3.20-3
Third Party Claims....................................  9.04-1(a)

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
                                LIST OF EXHIBITS

Exhibit                               Item                      First Reference
-------                               ----                      ---------------

   A               Promissory Notes                                 1.04-2
   B               Assumption Agreement                             1.04-3
   C               Assignment and Bill of Sale to GD Sub            1.07
   D               Assignment to Professional Corporation           1.07
   E               Jackson Employment Agreement                     6.06
   F               Duffin Employment Agreement                      6.06



                                LIST OF SCHEDULES

          Schedule                           Content
          --------                           -------

          1.02-2                             Excluded Assets
          1.10                               Purchase Price Allocation
          3.04                               Litigation
          3.06-2                             Employee Benefits
          3.06-3                             Employment Manuals and Policies
          3.06-4                             Compensation
          3.07                               Financial Statements
          3.08                               Receivables
          3.09                               Prepaid Expenses and Other
          3.10                               Tangible Personal Property
          3.11                               Payables
          3.12                               Indebtedness
          3.13                               Other Liabilities
          3.14                               Absence of Changes
          3.15                               Leases
          3.16                               Contracts
          3.19                               Insurance
          3.24                               Environmental
          3.25                               Consents and Approvals

                            ASSET PURCHASE AGREEMENT


DATED:     October 30, 1998


BETWEEN:   GENTLE DENTAL SERVICE CORPORATION,
             a Washington corporation
           900 Washington Street, Suite 1100
           Vancouver, WA  98660
           Telecopy No.:  (360) 750-8667                                  "GDSC"

           GENTLE DENTAL MANAGEMENT, INC.
             a Delaware corporation
           900 Washington Street, Suite 1100
           Vancouver, WA 98660
           Telecopy No.:  (360) 750-8667                                "GD Sub"

AND:       DENTAL MAINTENANCE OF OREGON, P.C.
             an Oregon corporation
           540 Liberty St. SE
           Salem, OR 97301
           Telecopy No.: (503) 581-0043                                    "DMO"

AND:       James M. Harlow, DDS
           Jeffrey O. Jackson                                     "Shareholders"


     Shareholders are the owners of all of the issued and outstanding capital stock of DMO. DMO maintains dental clinics at the nine practice locations listed on Schedule 3.15 (the "Business"). DMO desires to sell, and GD Sub desires to purchase, substantially all of the assets associated with the Business on the terms and conditions set forth in this Agreement. Shareholders are also the owners of all of the issued and outstanding capital stock of Capitol Dental Care, Inc., an Oregon corporation ("CDC"). Shareholders and GD Sub are signing an agreement for the purchase and sale of all of the stock of CDC (the "CDC Agreement") at the same time that they are signing this Agreement.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Assets

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.09,

DMO agrees to sell, convey, assign, transfer and deliver to GD Sub (or with respect to certain assets as specified in Section 1.07, to a newly formed professional corporation, the sole shareholder of which will be a licensed dentist designated by GD Sub (the "Professional Corporation"), and GD Sub agrees to purchase and accept from DMO, all of the assets, properties and rights of DMO (other than the assets specified in Section 1.02), tangible and intangible, wherever located, that are used or useful to maintain and operate the Business, which assets (the "Assets") shall include without limitation:

          1.01-1 All patient lists, charts, files and patient records, and all other operating data and records relating to the Business, including without limitation financial, accounting and credit records, correspondence, budgets, engineering and facility records and other similar documents and records;

          1.01-2 All other items of tangible personal property of DMO used in connection with or associated with the Business, including furniture, fixtures, equipment, supplies, inventory and spare and replacement items therefor, including without limitation all such items listed on Schedule 3.10 and all such items acquired by DMO after the date hereof and on or before the Closing Date, other than to the extent such items are disposed of by DMO prior to the Closing Date without breach of this Agreement;

          1.01-3 All accounts receivable and other receivables associated with the Business, including without limitation all receivables listed on Schedule
3.08 and all receivables acquired after September 30, 1998 and on or before the Closing Date, other than to the extent such receivables have been collected by DMO prior to the Closing Date;

          1.01-4 All prepaid and deferred items relating to the Business, including prepaid rent, insurance, taxes and unbilled charges and deposits, including without limitation all such items listed on Schedule 3.09;

          1.01-5 All leases of real or personal property to which DMO is a party as lessee and which relate to the Business, including without limitation all leases listed on Schedule 3.15 and all leases entered into after the date hereof and on or before the Closing Date and expressly assumed by GD Sub in writing on the Closing Date as provided in Section 1.04-3(d), other than to the extent such leases have terminated, expired or been disposed of by DMO prior to the Closing Date without breach of this Agreement (collectively, the "Leases");

          1.01-6 All rights, benefits and interests of DMO under the contracts and agreements relating to the provision of dentistry services including without limitation all contracts with third party payors (including DMO's contract with CDC (the "CDC Subcontract")) and all contracts with dentists and other professionals (collectively, the "Professional Contracts") and the other contracts, agreements, commitments, understandings, purchase orders, documents and instruments listed on Schedule 3.16 hereto and under any contracts, agreements, commitments, understandings, purchase orders, documents or instruments entered into between the date hereof and the Closing Date and expressly assumed by GD Sub in writing on the Closing Date as provided in
Section 1.04-3(d), other than to the extent such items have terminated, expired or been disposed of by DMO prior to the

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Closing Date without breach of this Agreement (with all such items listed in this Section 1.01-6 referred to collectively as the "Contracts");

          1.01-7 All assignable rights to all telephone lines and numbers used in the conduct of the Business; and

          1.01-8 All right, title and interest in and to DMO's trade names associated with the Business.

     1.02 Excluded Assets. The Assets shall not include the following:

          1.02-1 Any lease not listed on Schedule 3.15 and any contract, agreement, commitment, understanding, purchase order, document or instrument not listed on Schedule 3.16, unless pursuant to Section 1.04-3(d) GD Sub expressly agrees in writing on the Closing Date to assume the obligations under such lease, contract, agreement, commitment, understanding, purchase order, document or instrument, in which case DMO shall assign its rights and benefits thereunder to GD Sub and the same shall be treated as a "Lease" or "Contract" for purposes of this Agreement; and

          1.02-2 The assets identified on Schedule 1.02-2.

     1.03 Assumption of Liabilities. Except for the liabilities and obligations to be assumed by GD Sub pursuant to Section 1.04-3, GD Sub will not assume and will not be liable for any liabilities of DMO, known or unknown, contingent or absolute, accrued or other, and the Assets shall be free of all liabilities, obligations, liens and encumbrances. Without limiting the generality of the foregoing and except as otherwise provided above, GD Sub will not be responsible for any of the following:

          1.03-1 Liabilities, obligations or debts of DMO, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing Date, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

          1.03-2 Liabilities, obligations or debts of DMO for any federal, state or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes and federal, state and local withholding and payroll taxes;

          1.03-3 Liabilities or obligations of DMO to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation; and

          1.03-4 Liabilities or obligations of DMO for employee severance payments or arrangements resulting from termination of DMO's employees.

     1.04 Purchase Price. The total consideration for the Assets (the "Purchase Price") shall be the following:

          1.04-1 $6,087,500 payable by cashiers check or wire transfer on the Closing Date.

          1.04-2 $1,262,500 less the principal amount of any debt or capital lease obligations of DMO (other than accounts payable or debt payable to CDC) assumed by GD Sub, payable by delivery of a promissory note (a "Promissory Note") in the form attached as Exhibit A-1 and $350,000 payable by delivery of a promissory note (also a "Promissory Note") in the form attached as Exhibit A-2.

          1.04-3 The assumption by GD Sub on the Closing Date, pursuant to the terms of an Assumption Agreement in substantially the form attached hereto as Exhibit B, of the following liabilities of DMO (the "Assumed Liabilities"):

               1.04-3(a) the accounts payable and accrued liabilities associated with the Business to the extent and in the amounts identified on Schedule 3.11 (to the extent such liabilities are not paid or discharged prior to the Closing
Date);

               1.04-3(b) all liabilities of DMO of a type identified on Schedule
3.11 and incurred in the ordinary course of business after September 30, 1998 and on or before the Closing Date (to the extent such liabilities are not paid or discharged prior to the Closing Date), but specifically excluding any liabilities for brokers' and attorneys' fees and other expenses of this transaction and accrued liabilities for taxes based on the income or revenues of the Business;

               1.04-3(c) all obligations of DMO under any of the Leases or Contracts listed on Schedule 3.15 or Schedule 3.16 hereto; and

               1.04-3(d) all obligations of DMO under any lease, contract, agreement, commitment, understanding, purchase order, document or instrument entered into by DMO between the date of this Agreement and the Closing Date that GD Sub, in its sole discretion, elects on the Closing Date to assume.

          1.04-4 Additional payments to be made by check to DMO or its assigns (the "Earnout Payments") based on the Earnout EBITDA (as defined below) for the 36-month period (the "Earnout Period") beginning on the first day of the first calendar month following the Closing Date. For any 12-month period, the "Earnout EBITDA" shall mean the amount by which the EBITDA (as defined below) for such period exceeds $2,000,000. The first Earnout Payment shall equal 1.1 multiplied by the Earnout EBITDA, if any, for the first 12 months of the Earnout Period up to $2,000,000 of Earnout EBITDA and .66 multiplied by any Earnout EBITDA for such period in excess of $2,000,000 of Earnout EBITDA. The second Earnout Payment shall equal 1.1 multiplied by the Earnout EBITDA, if any, for the second 12 months of the Earnout Period up to $2,000,000 of Earnout EBITDA and .66 multiplied by any Earnout EBITDA for such period in excess of $2,000,000 of Earnout EBITDA. The third Earnout Payment shall equal 1.1 multiplied by the Earnout EBITDA, if any, for the third 12 months of the Earnout Period up to $2,000,000 of Earnout EBITDA and .66 multiplied by any Earnout EBITDA for such period in excess of $2,000,000 of

Earnout EBITDA. The "EBITDA" shall mean the combined net income of (a) the Professional Corporation, (b) CDC and (c) GD Sub from the provision of services to the Professional Corporation, before any reduction for interest, income taxes, depreciation, amortization or impairment of intangible assets, and excluding any allocation of GDSC or GD Sub corporate or regional overhead expense or management fees, but including a Charge For Excess Capital Expenditures (as defined below), as reflected on a combined income statement prepared in conformity with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of GDSC's audited financial statements. The "Charge For Excess Capital Expenditures" shall be equal to 20% of the total accumulated capital expenditures after the date of this Agreement incurred by (a) the Professional Corporation, (b) CDC and (c) GD Sub in connection with services provided to the Professional Corporation, which in any year exceeds 2.5% of the combined net revenue of the Professional Corporation and CDC for such year. The calculation and payment of each Earnout Payment shall be completed within 120 days of the completion of the applicable 12-month portion of the Earnout Period.

          In the event DMO disputes the calculation of EBITDA for any given 12-month period, DMO shall notify GD Sub of each disputed item and the amount within forty-five (45) days of delivery to DMO of the EBITDA calculation and payment. If DMO and GD Sub cannot resolve the dispute within ten (10) days thereafter, the amount in dispute ("Disputed Amount") shall be resolved by a national accounting firm mutually selected by DMO and GD Sub ("Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be final and binding on the parties. Any expenses relating to the Independent Accounting Firm shall be allocated between DMO and GD Sub so that DMO's share of such expenses shall bear the same proportion to the total expenses as the total of the Disputed Amount unsuccessfully contested by DMO (as determined by the Independent Accounting Firm) bears to the total of the Disputed Amount so submitted to the Independent Accounting Firm.

          During the Earnout Period, the parties understand and agree that the businesses of CDC and the Professional Corporation will be operated in the same general manner as those businesses were operated prior to the Closing Date.

     1.05 Purchase Price Adjustment. The Purchase Price may be subject to adjustment after Closing as set forth in this Section 1.05.

          1.05-1 As soon as reasonably possible after Closing, the amount of the "Net Current Assets" (as defined in Section 1.05-3) shall be determined as provided in Section 1.05-4. If the amount of Net Current Assets is $30,000 more or less than $158,000, the Purchase Price shall be adjusted by the full amount of the difference (the "Purchase Price Adjustment"). If the difference between Net Current Assets and $158,000 does not exceed $30,000, there shall be no Purchase Price Adjustment.

          1.05-2 If the Net Current Assets are greater than $188,000, the Purchase Price Adjustment shall be paid to DMO by check within 10 days after DMO delivers the certificate described in Section 1.05-4. If the Net Current Assets are less than $128,000, the Purchase Price Adjustment shall be paid by DMO to GD Sub by check within 10 days after DMO delivers the certificate described in
Section 1.05-4.

          1.05-3 "Net Current Assets" means the sum of (a) accounts receivable of the Business, net of contractual allowances and bad debt reserve, as of the Closing Date and (b) any prepaid expenses properly recordable on a balance sheet for the Business as of the Closing Date reduced by the sum of (x) the accounts payable of the Business at the Closing Date and (y) the accrued liabilities of the Business at the Closing Date, specifically including an accrual of payroll and payroll-related charges (other than accrued vacation, sick pay and paid time off) up to and including the Closing Date, but only to the extent such payables and liabilities are assumed by GD Sub, all as determined consistently with the accounting conventions applied in determining the amounts set forth in paragraphs 1.05-1 and 1.05-2 above.

          1.05-4 At or promptly after the Closing Date, DMO shall execute and deliver to GD Sub a certificate detailing the calculation of Net Current Assets and including as schedules thereto lists of all receivables, prepaid expenses, payables and accrued liabilities as of the Closing Date included in the calculation. In this certificate DMO shall certify the accuracy and completeness of the schedules to the certificate and the accuracy of the calculation of Net Current Assets.

     1.06 Employees. Effective as of the close of business on the Closing Date, DMO shall terminate all employees of its Business. GD Sub or the Professional Corporation shall extend immediately to all of DMO's employees an offer of employment, on substantially the same terms and conditions as were in effect prior to the Closing, for hire in accordance with GD Sub's standard hiring practices. DMO will notify such employees prior to the Closing that as of such date they shall cease to be employees and will be offered employment by GD Sub or the Professional Corporation; the form and content of notice shall be subject to GD Sub's prior written approval.

     1.07 Instruments of Conveyance and Transfer. The sale of the Assets, and the conveyance, assignment, transfer and delivery of all of the Assets other than the patient charts and the Professional Contracts, shall be effected by DMO's execution and delivery to GD Sub, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit C. The conveyance, assignment, transfer and delivery of DMO's patient charts and the Professional Contracts shall be effected by DMO's execution and delivery to the Professional Corporation, on the Closing Date, of an assignment in substantially the form of the Assignment attached hereto as Exhibit D.

     1.08 Further Assurances. DMO and Shareholders agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of GD Sub and without further consideration, take all steps reasonably necessary to place GD Sub (or the Professional Corporation, as the case may be) in possession and operating control of the Assets, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to GD Sub (or the Professional Corporation, as the case may be), or to aid and assist in the collection of or reducing to possession by GD Sub (or the Professional Corporation, as the case may be) of, all of the Assets, or to vest (or the Professional Corporation, as the case may be) in GD Sub good, valid and marketable title to the Assets.

     1.09 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, on October 30, 1998 effective as of the close of business on that date, or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.10 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 1.10, which shall be completed as soon as reasonably possible after the Closing, and GD Sub and DMO shall be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service). Because the parties could not fix the value of the intangibles associated with the Business being purchased by GD Sub, the parties have agreed to establish the earn-out provided in Section 1.04-4 as additional consideration for those assets.

     1.11 Covenant Not to Compete.

          1.11-1 DMO and Shareholders shall not, for a period extending from the Closing Date to the date three years after the end of the Earnout Period, except on behalf of GD Sub, CDC or Professional Corporation, directly or indirectly do any of the following:

               (a) Practice dentistry in the State of Oregon, other than as a solo practitioner located outside a ten-mile radius of any location where GDSC, GD Sub or any of their respective subsidiaries owns, manages, develops, or operates any dental practice;

               (b) In any way solicit or initiate contact with, for purposes of providing dental services, anyone who is a patient or customer, or the family member of a patient or customer, of the Business;

               (c) Solicit, employ or contract with any employee of the Business;

               (d) In any way solicit or initiate contact with, or enter into a contract or subcontract with or relating to, the Oregon Health Plan;

               (e) Be a partner, shareholder, employee, agent or consultant or otherwise be associated with any partnership, corporation, proprietorship or other entity that does any of the things mentioned in this subsections (a), (b),
(c) or (d); provided, however, that the ownership by DMO or any Shareholder of less than five percent of the equity securities of any publicly-traded corporation shall not constitute a violation of this subsection (e).

          1.11-2 DMO and Shareholders agree that it would be difficult to measure damage to GDSC and GD Sub from any breach of the promises set forth in
Section 1.11 of this Agreement, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, DMO and Shareholders agree that if DMO and Shareholders breach any provision of Section 1.11, GDSC and GD Sub shall be entitled, in addition to all other remedies they may have, to injunctions or other appropriate orders to restrain any such breach by DMO and Shareholders without showing or proving any actual damage sustained by GDSC or GD Sub.

          1.11-3 The parties agree that if any of the provisions of the covenant contained in Section 1.11 are found by a court to be overly broad or restrictive, then such provision or provisions are to be construed in the broadest manner which the court finds consistent with applicable law.

          1.11-4 Notwithstanding anything to the contrary set forth above, the obligations of DMO and Shareholders contained in this Section 1.11 shall terminate immediately if, subject to Section 9.05 of this Agreement, GD Sub defaults under Section 5(i) of either Promissory Note, fails to make any Earnout Payment calculated by GD Sub to be owing within 10 business days after the due date, or fails to make any additional Earnout Payment determined under the second paragraph of Section 1.04-4 to be owing within 30 days after such determination.

                                   ARTICLE II

                Representations and Warranties of GD Sub and GDSC

     GD Sub and GDSC, jointly and severally, represent and warrant to DMO and Shareholders as follows:

     2.01 Authorization. Each of GD Sub and GDSC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Each of GD Sub and GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. Each of GD Sub and GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GD Sub and GDSC and is binding upon and enforceable against each of them in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Compliance. The execution, delivery and performance of this Agreement by GD Sub and GDSC, the compliance by GD Sub and GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.02-1 the respective articles of incorporation or bylaws of GD Sub and GDSC;

          2.02-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GD Sub or GDSC is a party or by which GD Sub or GDSC is bound; or

          2.02-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GD Sub or GDSC.

     2.03 Consents. Except for the consent of GDSC's principal bank and the consent of Gerald M. Bieze, no consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GD Sub or GDSC for the consummation of the transactions described in this Agreement.

     2.04 Accuracy of Representations & Warranties. None of the representations or warranties of GD Sub or GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Neither GD Sub nor GDSC knows of any fact that has resulted or that, in the reasonable judgment of GD Sub or GDSC will result, in any material adverse change in the business, results of operation, financial condition or prospects of GD Sub or GDSC that has not been set forth in this Agreement or in GDSC's filings with the Securities and Exchange Commission.

     2.05 Reliance. GD Sub and GDSC recognize and agree that, notwithstanding any investigation by DMO, DMO is relying upon the representations and warranties made by GD Sub and GDSC in this Agreement.


                                   ARTICLE III

             Representations and Warranties of DMO and Shareholders

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of the Business, which shall in any event include any adverse effect on the assets, revenue or net income of DMO in excess of $50,000; and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect. DMO and Shareholders, jointly and severally, represent and warrant to GD Sub as follows:

     3.01 Corporate Existence; Authority. DMO is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and DMO has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Shareholders own all of the issued and outstanding stock of DMO. There is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance by DMO of DMO capital stock. DMO has full power and authority to enter into this Agreement and to carry out its terms. DMO has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by DMO and Shareholders and is binding upon and enforceable against DMO and Shareholders in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by DMO or Shareholders nor the consummation of the transactions contemplated by this Agreement will

          3.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of DMO's assets or properties,

          3.02-2 violate or conflict with any provision of DMO's articles of incorporation or bylaws;

          3.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to DMO or Shareholders; or

          3.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to DMO under or constitute a default under any agreement, instrument, license or permit to which DMO or Shareholders is a party or by which either of them is bound.

     3.03 Brokers and Finders. Neither DMO nor either Shareholder has employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement, except that DMO has employed Torwest Capital. Any fees owing to Torwest Capital are payable and will be paid by DMO or Shareholders and are not a liability of GD Sub.

     3.04 Litigation. Except as set forth on Schedule 3.04, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against DMO and, to the best knowledge of DMO, there is no basis for any such claim, litigation, proceeding or investigation.

     3.05 Compliance with Laws. DMO has at all relevant times conducted its business in compliance with its articles of incorporation and bylaws and all applicable laws and regulations. DMO is not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. DMO is not subject to any outstanding order, writ, injunction or decree, and DMO has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     3.06 Employment Matters.

          3.06-1 Labor Matters

               (a) DMO is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. DMO is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against DMO pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of DMO, threatened against him, (3) representation petition respecting DMO's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to DMO.

               (c) DMO has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          3.06-2 Employee Benefits. Schedule 3.06-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by DMO, and complete and accurate copies of all those plans or arrangements have been provided to GD Sub. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by DMO that are subject to ERISA are listed separately as ERISA Plans on Schedule 3.06-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. Each of the ERISA Plans is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the related trust is tax-exempt under Section 501(a) of the Code. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. DMO has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. Except for DMO's 1998 Performance Plan, DMO has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 3.06-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          3.06-3 Employment Agreements. Except as listed on Schedule 3.06-3, each of DMO's employees is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between DMO and any of DMO's employees. Schedule 3.06- 3 lists all of DMO's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GD Sub. DMO does not have any agreements or understandings with DMO's employees except as reflected in the items listed in Schedules 3.06-2 and 3.06-3.

          3.06-4 Compensation. Schedule 3.06-4 contains a complete and accurate list of all employees and independent contractors of the Business as of September 30, 1998, specifying their names, annual base compensation of each such person, and accrued benefits for such persons as of September 30, 1998.

     3.07 Financial Statements.

          3.07-1 Schedule 3.07 contains the balance sheets of the Business as of September 30, 1998 (the "Current Balance Sheet") and December 31, 1996 and 1997 and the related statements of income for the nine months and the years then ended (such balance sheets and statements collectively, the "Financial Statements").

          3.07-2 Except as provided in Schedule 3.07, the Financial Statements present fairly

               (a) the financial position of the Business as of the dates indicated and

               (b) the results of operations for the periods then ended.

     3.08 Receivables. Schedule 3.08 lists all accounts receivables of the Business as of September 30, 1998. Each of the receivables listed on Schedule 3.08, and each of the receivables that has arisen since September 30, 1998, has arisen only from bona fide transactions in the ordinary course of business and is not subject to any offset or counterclaim.

     3.09 Prepaid Expenses and Other. Schedule 3.09 lists all prepaid expenses and deferred charges of the Business as of September 30, 1998.

     3.10 Personal Property. Section 1.01-1 and Schedule 3.10 together contain a complete and accurate list of all the tangible personal property owned or leased by DMO and used in the Business, other than excluded assets listed in Schedule 1.02-2 ("Tangible Personal Property"). With respect to each item of owned Tangible Personal Property, Schedule 3.10 lists the original cost as of September 30, 1998.

     3.11 Payables. Schedule 3.11 lists all accounts payable and other accrued liabilities of the Business as of September 30, 1998, other than payables for brokers' and attorneys' fees and other expenses of this transaction, and accrued liabilities for taxes based on income or revenues of the Business.

     3.12 Indebtedness. Schedule 3.12 lists all indebtedness of DMO as of September 30, 1998 incurred in connection with the business, operations or assets of the Business or the repayment of which is secured by the assets of the Business.

     3.13 Other Liabilities. Except as listed on Schedule 3.13, DMO does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate are not material to the Business.

     3.14 Absence of Certain Changes or Events. Since September 30, 1998, except as required or permitted under this Agreement or listed on Schedule 3.14 or any other Schedule hereto, there has not been with respect to the Business:

          3.14-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          3.14-2 Any damage, destruction or casualty loss, whether insured against or not, to any assets or properties associated with the Business;

          3.14-3 Any increase in the rate or terms of compensation payable or to become payable by DMO to its key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.14-4 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by DMO, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          3.14-5 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that DMO previously conducted the Business;

          3.14-6 Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          3.14-7 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of the Business;

          3.14-8 Any encumbrance or consent to encumbrance of any property or assets of DMO except in the ordinary course of business; or

          3.14-9 Any change in the assets, liabilities, licenses, permits or franchises of DMO, or in any agreement to which DMO is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

     3.15 Leases. Schedule 3.15 contains a complete and accurate list of all Leases of real property used or useful in the business of DMO, a description of the real property covered thereby ("Real Property"), the term of each Lease and the monthly payments under the Lease. Complete and accurate copies of all Leases have been delivered to GD Sub.

     3.16 Certain Contracts and Arrangements. Schedule 3.16, which is organized by type of agreement, contains a complete and accurate list of all of the following types of Contracts to which DMO is a party or by which DMO is bound and which relate to or are associated with the Business:

          3.16-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by DMO or DMO's guaranty of any obligation for the borrowing of money;

          3.16-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of capital assets or more than $20,000 of other equipment or materials;

          3.16-3 contracts or agreements for the provision of dentistry services by the Business or the provision of dentistry services to the Business by employee or independent contractor dentists, which agreements are identified as the Professional Contracts on Schedule 3.16;

          3.16-4 contracts or agreements for the performance of services relating to or concerning the Business other than the Professional Contracts, excluding employment contracts; provided, however, that only contracts exceeding $20,000 in annual billings or payments by the Business must be listed;

          3.16-5 contracts or agreements involving annual billings in excess of $20,000 for the joint performance of work or services and all other joint venture agreements;

          3.16-6 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of DMO's services; and

          3.16-7 any other contract, instrument, agreement or obligation not described on any other Schedule to which DMO is a party or by which DMO is bound and which contains material unfulfilled obligations of DMO.

Complete and accurate copies of all Contracts have been delivered to GD Sub.

     3.17 Status of Contracts and Leases.

          3.17-1 Each of the Contracts and Leases listed on Schedules 3.15 and
3.16 is valid, binding and enforceable by DMO in accordance with its terms and is in full force and effect, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. There is no existing default or violation by DMO under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of DMO under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which DMO is lessee or sublessee which is used in the Business.

          3.17-2 All other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of DMO's rights or obligations under any Contract or Lease.

          3.17-3 DMO is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the actual knowledge of DMO, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          3.17-4 DMO is not a party to, nor is it bound by, any contract or agreement that DMO can reasonably foresee will result in any material loss to the Business upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential), unless such contract or agreement is terminable by DMO on 60 or fewer days notice at any time without penalty.

     3.18 Title and Condition of Tangible Assets.

          3.18-1 DMO owns all of the Tangible Personal Property except the leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheet,

               (b) security interests or liens securing payment of Assumed Liabilities, or

               (c) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheet).

          3.18-2 DMO has good and absolute title to the Tangible Personal Property except the leased property.

          3.18-3 All Tangible Personal Property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of DMO's business.

          3.18-4 There are no developments affecting any of the Real Property or Tangible Personal Property pending or, to the actual knowledge of DMO, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

          3.18-5 At the Closing, GD Sub will acquire good title to all the Assets, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except for security interests or liens securing payment of Assumed Liabilities.

     3.19 Insurance. Schedule 3.19 contains a complete and accurate list of all policies of malpractice, liability, fire, worker's compensation and other forms of insurance insuring DMO and its employees and the assets or operations of the Business (the "Policies"). All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which DMO is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There are no unresolved claims for insurance payment under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GD Sub. Except as listed on Schedule 3.19, DMO has not been refused any insurance coverage and no insurance coverage has been canceled during the five years preceding the date of this Agreement.

     3.20 Taxes.

          3.20-1 Returns. DMO has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes which relate to the business, results of operations or financial condition of the Business (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by DMO with respect to the periods covered by the Returns. DMO has provided GD Sub with complete and accurate copies of DMO's Returns for 1996 and 1997.

          3.20-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. All Taxes which DMO has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.20-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, payroll, withholding, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

     3.21 No Restrictions. No contract or agreement to which DMO is a party or is bound or to which any of its properties or assets is subject limits the freedom of DMO to compete in any line of business or with any person.

     3.22 Permits and Licenses. DMO and Shareholders hold and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of the Business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. DMO and Shareholders are in compliance with all the terms of each Permit, and there are no claims of violation by DMO or Shareholders of any Permit.

     3.23 Certain Payments. Neither DMO nor any other person or entity has, directly or indirectly, on behalf of or with respect to the Business or its operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     3.24 Environmental Conditions.

          3.24-1 Compliance. DMO has operated the Business and maintained the Assets, including without limitation the Real Property, in compliance with all Environmental Laws. All wastes generated in connection with DMO's business are and have been transported and disposed of off site in compliance with all Environmental Laws. Except as otherwise required for the normal operation of a dental practice and except as listed on Schedule 3.24, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with the Business.

          3.24-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     3.25 Consents and Approvals. Except as set forth on Schedule 3.25, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by DMO or Shareholders. DMO and Shareholders have obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by DMO or Shareholders or the consummation of the transaction contemplated by this Agreement. DMO has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     3.26 Records. The books of account of DMO are complete and accurate in all material respects, and there have been no transactions involving the business of DMO which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books have been made available to GD Sub.

     3.27 Reliance. DMO and Shareholders recognize and agree that, notwithstanding any investigation by GD Sub, GD Sub is relying upon the representations and warranties made by DMO and Shareholders in this Agreement.

     3.28 Accuracy of Representations and Warranties. None of the representations or warranties of DMO and Shareholders contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading.


                                   ARTICLE IV

                        Covenants of DMO and Shareholders

     4.01 Access to Properties, Books and Records. Prior to the Closing Date, DMO shall, at GD Sub's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GD Sub reasonable access during normal business hours to all employees, properties, books and records of DMO and shall permit such persons, at GD Sub's expense, to make copies of such books and records. DMO shall deliver to GD Sub monthly financial statements of the Business promptly after they become available. GD Sub shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this
Section 4.01 as confidential in accordance with Section 10.01 hereof. No investigation by GD Sub or any of its authorized representatives pursuant to this Section 4.01 shall affect any representation, warranty or closing condition of any party hereto or GD Sub's rights to indemnification pursuant to Section
9.02 hereof.

     4.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, prior to the Closing Date, DMO shall not:

          4.02-1 Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          4.02-2 Make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) other than
(a) current liabilities (including the current portion of any long-term liabilities) included in the Financial Statements and (b) current liabilities incurred or maturing since the date of the Current Balance Sheet in the ordinary course of business;

          4.02-3 Issue, sell, or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock.

          4.02-4 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          4.02-5 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others, or agree so to lease or license, any of its assets;

          4.02-6 Acquire any assets which would be material to the Business other than assets acquired in the ordinary and usual course of business and consistent with past practices;

          4.02-7 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $50,000 annually;

          4.02-8 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          4.02-9 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          4.02-10 Change the accounting methods, policies or practices of the Business; or

          4.02-11 Agree or commit to do any of the foregoing.

     4.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, prior to the Closing Date, DMO shall:

          4.03-1 Operate the Business as presently operated and only in the ordinary course and consistent with past practices;

          4.03-2 Advise GD Sub in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          4.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the Business to which DMO is a party or by which DMO is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          4.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain its intangible assets;

          4.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          4.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          4.03-7 Use its best efforts to retain all employees;

          4.03-8 Maintain its books and records in accordance with past practices;

          4.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon him, its income or profits or upon any property belonging to him, in all cases prior to the date on which penalties attach thereto; and

          4.03-10 Comply with all laws, rules and regulations applicable to him and the Business.

     4.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, DMO and Shareholders shall refrain, and shall cause DMO's employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, the Business or any equity interest in DMO. DMO and Shareholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.05 Consulting. Dr. Harlow agrees to be available on an as-needed basis for up to 200 hours per year of consulting with GDSC and GD Sub in each of the three years following closing. Dr. Harlow shall not be separately compensated for these services, but shall be reimbursed his reasonable expenses in providing such services.

     4.06 Profit Sharing Plan. Prior to the Closing Date, DMO shall take any necessary action to authorize the termination of its participation in the Capitol Dental Care Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") effective as of the Closing. The assets of the Profit Sharing Plan shall be distributed to the plan beneficiaries promptly after Closing. Any and all expenses of the administration and termination of the Profit Sharing Plan shall be paid by the Profit Sharing Plan or by the Shareholders, and neither GDSC nor Gentle Dental Management, Inc. shall incur any liability, or be required to take any action, of any kind whatsoever in connection with the administration or termination of the Profit Sharing Plan.

     4.07 Corporate Existence. DMO shall maintain its corporate existence and shall not liquidate or dissolve until the date that is 165 days after the end of the Earnout Period; provided, however, that if DMO disputes any calculation of EBITDA, DMO shall maintain its corporate existence until all disputes have been resolved and any additional Earnout Payments have been made. Notwithstanding the foregoing, DMO may at any time propose to GD Sub a plan to liquidate and distribute all of its assets and liabilities; GD Sub shall not unreasonably withhold its consent to any such plan, provided that a conservative approach to accounting issues shall not be considered unreasonable.


                                    ARTICLE V

                                 Other Covenants

     5.01 Governmental Consents. Promptly following the execution of this Agreement, GD Sub, DMO and Shareholders will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

     5.02 Best Efforts; No Inconsistent Action. GD Sub, DMO and Shareholders will each use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 6 or 7 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this Section 5.02 shall limit the rights of the parties under Articles 6, 7 and 8.

     5.03 WARN Act Obligations. Following the Closing Date, GD Sub shall not effectuate a "plant closing" or "mass layoff" (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act")) within ninety (90) days after the Closing Date without complying fully with the requirements of the WARN Act, including the requirement of sixty (60) days' prior written notice of such actions to the affected employees. GD Sub will bear the cost of any compliance (or failure to comply) with the WARN Act after the Closing Date.

     5.04 Records Retention; Access. For three (3) years after the Closing Date, GD Sub shall provide to DMO, Shareholders, and their respective agents reasonable access during normal business hours to one or more premises of GD Sub for the purpose of reviewing and copying records which DMO or Shareholders are required by law to retain or that relate to the operation of DMO's business prior to Closing (collectively, the "Retained Records"). For three (3) years after the Closing Date, GD Sub will use its best efforts not to discard the Retained Records without offering them first to DMO and Shareholders.

                                   ARTICLE VI

                       Conditions to Obligations of GD Sub

     The obligations of GD Sub under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     6.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GD Sub.

     6.02 Consents. DMO shall have obtained the third-party consents required under the terms of the Contracts and Leases, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GD Sub.

     6.03 Representations, Warranties and Covenants.

          6.03-1 All representations and warranties of DMO and Shareholders made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          6.03-2 All of the terms, covenants and conditions to be complied with and performed by DMO and Shareholders at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          6.03-3 GD Sub shall have received a certificate of Shareholders, dated as of the Closing Date, to the effect that the representations and warranties of DMO and Shareholders contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that DMO and Shareholders have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by him at or prior to the Closing.

     6.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GD Sub, DMO or Shareholders to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     6.05 No Adverse Change. There shall not have been any Material Adverse Change.

     6.06 Employment Agreements. Jeffrey O. Jackson shall have executed and delivered an Employment Agreement with GD Sub in the form attached hereto as Exhibit E and Steven R. Duffin shall have executed and delivered an Employment Agreement with GD Sub in the form attached hereto as Exhibit F.

     6.07 Corporate Name Change. DMO shall have taken all corporate action necessary to change its name to a name that does not include the words dental or maintenance, and shall have delivered to GD Sub for filing with the Oregon Secretary of State Articles of Amendment to effect such name change.

     6.08 CDC Agreement Closing. The closing of the CDC Agreement shall have occurred.

     6.09 Payments to CDC. DMO shall have paid in full all amounts owed by DMO to CDC.

     6.10 Actions Satisfactory to GD Sub's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GD Sub.


                                   ARTICLE VII

                        Conditions to Obligations of DMO

     The obligations of DMO under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Representations, Warranties and Covenants.

          7.01-1 All representations and warranties of GDSC and GD Sub made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC and GD Sub on or prior to the Closing shall in all material respects have been complied with or performed by GDSC and GD Sub.

          7.01-3 DMO shall have received a Certificate of GDSC and GD Sub, dated as of the Closing Date, executed by the President or other authorized officer of GDSC and GD Sub, to the effect that the representations and warranties of GDSC and GD Sub contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC and GD Sub have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by them at or prior to the Closing.

     7.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, GD Sub, DMO or Shareholders to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     7.03 Employment Agreements. GD Sub shall have executed and delivered an Employment Agreement with Jeffrey O. Jackson in the form attached hereto as Exhibit E and GD Sub shall have executed and delivered an Employment Agreement with Steven R. Duffin in the form attached hereto as Exhibit F.

     7.04 Professional Corporation. GD Sub shall have caused the Professional Corporation to be incorporated and organized and shall have entered into a management agreement with the Professional Corporation.

     7.05 Actions Satisfactory to DMO's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for DMO.


                                  ARTICLE VIII

                                   Termination

     8.01 Right of Parties to Terminate. This Agreement may be terminated:

          8.01-1 by GD Sub, if any of the authorizations, consents, approvals, filings or registrations described in Section 6.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GD Sub and all reasonable final appeals shall have been exhausted;

          8.01-2 by GD Sub, if DMO or Shareholders shall have breached any of their obligations hereunder in any material respect;

          8.01-3 by DMO, if GD Sub shall have breached any of its obligations hereunder in any material respect; or

          8.01-4 by either DMO or GD Sub, by written notice to the other party, if the Closing shall not have occurred on or prior to June 30, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     8.02 Effect of Termination. If either GD Sub or DMO decides to terminate this Agreement pursuant to Section 8.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 8.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 10 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.

                                   ARTICLE IX

                            Survival; Indemnification

     9.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement for a period of 39 months following the Closing and after such period shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing a claim setting forth with reasonable specificity the facts and circumstances relating thereto prior to the expiration of such period in which event the party liable shall remain liable with respect to such claim.

     9.02 Indemnification by DMO and Shareholders.

          9.02-1 Notwithstanding any investigation by GDSC or GD Sub, from and after the Closing, DMO and Shareholders shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend GDSC, GD Sub, their respective subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, including GD Sub, "GD Sub's Indemnified Persons") from and against, and reimburse each of GD Sub's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GD Sub's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of DMO or Shareholders made in this Agreement or any Related Document;

               (b) any failure by DMO or Shareholders to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document; or

               (c) any liability or obligation of DMO or Shareholders arising out of or in connection with the ownership, use, condition, maintenance or operation of the Business or the Assets by DMO on or prior to the Closing, in either case not expressly assumed by GD Sub in accordance with the terms of this Agreement.

          9.02-2 This indemnification extends to any Damages suffered by any of GD Sub's Indemnified Persons, whether or not a claim is made against any of GD Sub's Indemnified Persons by any third party.

     9.03 Indemnification by GD Sub.

          9.03-1 Notwithstanding any investigation by DMO or Shareholders, from and after the Closing, GDSC and GD Sub shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend DMO and Shareholders from and against, and reimburse DMO and

Shareholders with respect to, any and all Damages incurred by DMO or Shareholders by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of GD Sub made in this Agreement or any Related Document;

               (b) any failure by GD Sub to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document;

               (c) any liability or obligation of DMO to any third party expressly assumed by GD Sub in accordance with the terms of this Agreement; or

               (d) any liability or obligation of GD Sub or Professional Corporation arising out of or in connection with the ownership, use, condition, maintenance or operation of the Business or the Assets by GD Sub or Professional Corporation after the Closing.

          9.03-2 This indemnification extends to any Damages suffered by DMO or Shareholders whether or not a claim is made against DMO or Shareholders by any third party.

     9.04 Indemnification Procedure.

          9.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 9 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 9 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 9 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 9.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim in good faith at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          9.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 9 written notice of all claims for indemnification under this Article 9, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     9.05 Right of Offset. At the election of GD Sub, any liability of DMO or Shareholders under Section 9.02 of this Agreement or under Section 9.02 of the CDC Agreement which has been established by agreement, litigation or in accordance with the procedure set forth in Section 9.04 of this Agreement or the CDC Agreement may be satisfied by offsetting such liability against the outstanding principal and interest balance payable under the Promissory Notes or against any Earnout Payment then due or that subsequently becomes due; provided, however that if DMO or Shareholders give notice to GD Sub within 30 days after DMO or Shareholders receive a notice of claim under Section 9.04-1(a) or 9.04-2(a) of this Agreement or the CDC Agreement that DMO or Shareholders contest its or their liability for such claim, GD Sub may not exercise its right of offset until the procedure described in Section 9.06 has been completed.

     9.06 Arbitration of Contested Offset.

          9.06-1 Arbitration of Disputes Over Offset. If DMO or Shareholders give notice contesting its or their liability for all or any part of a claim in accordance with Section 9.05, then such dispute shall be settled by mandatory binding arbitration in Portland, Oregon in accordance with the provisions of this Section 9.06 and the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), unless GD Sub and DMO or Shareholders settle such dispute in a written settlement agreement executed by GD Sub and DMO or Shareholders. The provisions of this Section 9.06 shall prevail and govern in the event of any conflict between such provisions and the AAA Rules.

          9.06-2 Arbitrator. Unless otherwise mutually agreed by GD Sub and DMO, the arbitration will be heard and decided by a single arbitrator who shall be selected as provided in Section 9.06-3.

          9.06-3 Selection of Arbitrator. GD Sub and DMO will have the authority to select the arbitrator from a list of arbitrators who are attorneys-at-law who practice business law and have significant experience with respect to the representation of health care companies; provided that the arbitrator cannot have represented GD Sub, DMO or any Shareholder in any previous matter. If GD Sub and DMO cannot agree on the selection of the arbitrator from the above list of arbitrators, then the arbitrator shall be chosen by the American Arbitration Association.

          9.06-4 Time for Arbitration Decision: Effect. The arbitrator shall decide each dispute to be arbitrated pursuant hereto within ninety (90) days after the selection of arbitrator. The arbitrator's decision shall relate solely to whether GD Sub is entitled to indemnification in connection with the claim (or a portion thereof) pursuant to the applicable terms of this Agreement or the CDC Agreement. The final decision of the arbitrator shall specify the amount (if any) that GD Sub is entitled to offset in connection with the claim, shall be furnished to GD Sub, DMO, and Shareholders in writing, shall constitute a conclusive determination of all issues in question, binding upon GD Sub, DMO, and Shareholders and shall not be contested by any of them. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to GD Sub, DMO and Shareholders, along with a signed copy of the award. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of this Section 9.06 or the provisions of this Agreement or the CDC Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction over the subject matter thereof.

          9.06-5 Right to Counsel. GD Sub (on behalf of itself and any Indemnified Person(s)) and DMO or Shareholders shall each have the right to employ its or their own legal counsel to represent such person in any disputes arising under this Agreement.

          9.06-6 Compensation of Arbitrator. The arbitrator will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. GD Sub, on the one hand, and DMO or Shareholders, on the other hand, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings (collectively, the "Arbitration Expenses").

     9.07 Limitations.

          9.07-1 Any amounts payable under Section 9.02 or 9.03 or this Section shall be treated by GD Sub, DMO and Shareholders as an adjustment to the Purchase Price, and shall be calculated after giving effect to (i) any proceeds received from insurance policies covering the Damages that are the subject of the indemnification, and (ii) the actual recognized tax benefit to the indemnified party resulting from the Damages that are the subject of the indemnification; provided that to the extent that any tax benefit is recognized in a tax year later than the year in which the indemnification payment is made, no adjustment for tax benefit shall be made in determining the amount of the indemnification payment and the indemnified party shall make a payment to the indemnifying party in an amount of such recognized tax benefit in the year in which it is realized. For purposes of this Section 9.07-1, an actual recognized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid.

          9.07-2 The indemnification obligations set forth in Sections 9.02 and
9.03 of this Agreement and Sections 9.02 and 9.03 of the CDC Agreement with respect to breaches of representations or warranties shall not apply unless the total amount of Damages with respect to such breaches incurred either by GD Sub's Indemnified Persons or by DMO and/or Shareholders (as the case may be) exceeds $200,000 in the aggregate, as a result of all matters giving rise to rights to indemnification for such breaches under those Sections. In the event that the amount of such Damages exceeds that threshold, GD Sub's Indemnified Persons or DMO and Shareholders (as the case may be) shall be entitled to indemnification for the full amount of all such Damages to the extent that the full amount of all such Damages exceeds $100,000, subject to Section 9.07-3.

          9.07-3 The right of GD Sub's Indemnified Persons to seek indemnification from DMO and/or Shareholders under this Agreement or the CDC Agreement shall terminate the sooner of (a) 39 months after the Closing Date or
(b) with respect to claims under Section 9.04-2 of this Agreement and Section 9.04-2 of the CDC Agreement, at such time as the total Damages paid by DMO and/or Shareholders in respect of such claims (whether or not paid by offset of amounts owed to DMO or Shareholders) reaches a total of $5,000,000.00 or (c) with respect to all claims, at such time as the total Damages paid by DMO and/or Shareholders in respect of such claims (whether or not paid by offset of amounts owed to DMO or Shareholders) reaches a total equal to the full amount of the Purchase Price under this Agreement and the CDC Agreement.

     9.08 Exclusive Rights. An indemnified party's rights to indemnification under this Article 9 shall be the exclusive remedy in the event of any breach of any representation or warranty under this Agreement.

                                    ARTICLE X

                         Confidentiality; Press Releases

     10.01 Confidentiality.

          10.01-1 No information concerning DMO not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC or GD Sub under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or GD Sub or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC and GD Sub shall hold such information in confidence for a period of two years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to DMO.

          10.01-2 No information concerning GDSC or GD Sub not previously disclosed to the public or in the public domain that has been furnished to or obtained by DMO or Shareholders under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of DMO or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, DMO and Shareholders shall hold such information in confidence for a period of two years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GD Sub.

          10.01-3 Notwithstanding the foregoing, such obligations of GD Sub and of DMO shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GD Sub or DMO, as the case may be;

               (b) that was known and can be shown to have been known by GD Sub at the time of its receipt from DMO, or by DMO at the time of its receipt from GD Sub, as the case may be;

               (c) that is received by GD Sub from a third party without breach of this Agreement by GD Sub, or is received by DMO from a third party without breach of this Agreement by DMO, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GD Sub or of DMO, as the case may be.


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
     10.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by DMO without the prior written consent of GD Sub; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).


                                   ARTICLE XI

                                Other Provisions

     11.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     11.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     11.03 Fees and Expenses. GDSC and GD Sub shall be solely responsible for all costs and expenses incurred by them, and DMO shall be solely responsible for all costs and expenses incurred by DMO, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     11.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     11.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Oregon (except for the choice of law provisions thereof).

     11.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

          In the case of GD Sub:

               Stoel Rives LLP
               900 SW Fifth Avenue, Suite 2300
               Portland, OR  97204
               Telecopy No.:  (503) 220-2480
               Attention:  Edward L. Epstein

          In the case of DMO or Shareholders:

               Lane Powell Spears Lubersky LLP
               520 SW Yamhill St., Suite 800
               Portland, OR 97204
               Telecopy No.:  (503) 224-0388
               Attention: Jeffrey C. Wolfstone

     11.08 Breach; Equitable Relief. The parties acknowledge that the Business and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     11.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     11.10 Guarantee. GDSC irrevocably and unconditionally guarantees that GD Sub will perform each and every obligation of GD Sub under this Agreement and the Promissory Notes and waives and agrees not to assert or take advantage of any of the following to the extent they might apply: (a) any right to require DMO or Shareholders to proceed against GD Sub, it being understood and agreed that DMO and Shareholders may proceed against GDSC without first proceeding against GD Sub or any other person or entity; (b) DMO's or Shareholders' failure to file or enforce any claim in any bankruptcy or insolvency proceedings against GD Sub; (c) any presentment, demand, protest or notice of any kind to GDSC, including without limitation, notice of the acceptance of this guarantee, or of any action or nonaction on the part of GD Sub under this Agreement; or (d) any right to prior notice and approval of any extension of the time for payment of any amounts or performance of any obligations due under this Agreement or any other modification, alteration or change of this Agreement.

     11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L.T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     GD SUB:                           GENTLE DENTAL MANAGEMENT, INC.


                                       By: L.T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     DMO:                              DENTAL MAINTENANCE OF OREGON, P.C.


                                       By: JAMES M. HARLOW
                                           -------------------------------------
                                           James M. Harlow, DDS, President


     Shareholders:                     JAMES M. HARLOW
                                       -----------------------------------------
                                       James M. Harlow, DDS


                                       JEFFREY O. JACKSON
                                       -----------------------------------------
                                       Jeffrey O. Jackson